EXHIBIT 10.2

OPTION AGREEMENT

                This OPTION AGREEMENT (the “Agreement”), dated as of October 26, 2010, is by and among Crimson Exploration Inc., a Delaware limited corporation (the “Company”), and America Capital Energy Corporation, a New York corporation (“ACEC”).

RECITALS

                WHEREAS, pursuant to that certain Subscription Agreement (the “Subscription Agreement”), dated September 24, 2010 and to be effective on the terms set forth therein, the Company has agreed to sell to ACEC, and ACEC has agreed to purchase from the Company, an option (the “Option”) to purchase 1,750,000 shares (the “Preferred Shares”) of the Company’s Series I Convertible Preferred Stock (the “Preferred Stock”), a preferred stock series  designated in that certain Certificate of Designation, Preferences and Rights of the Preferred Stock, as filed with the Secretary of the State of Delaware on October 25, 2010 ; and

                WHEREAS, in accordance with the Subscription Agreement and subject to the terms and conditions contained herein, the Company desires to grant to ACEC the Option in exchange for the consideration set forth herein.

                NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS AND CONSTRUCTION

                1.1 Definitions.  Capitalized terms listed in this Section 1.1 but not defined elsewhere in the body of this Agreement shall have the meanings ascribed to them in this Section 1.1.  Capitalized terms defined elsewhere the body of this Agreement are listed in this Section 1.1 with reference to the location of the definitions of such terms in the body of this Agreement.

                      (a) “ACEC” is defined in the preamble.

                      (b) “Affiliate” means, when used with respect to a specified Person, any Person which (i) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (ii) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (i) of this definition.

                      (c) “Agreement” is defined in the preamble.

                      (d) “Board” means the Board of Directors of the Company.

                      (e) “Common Stock” means the common stock of the Company, par value $0.001 per share.

                      (f) “Company” is defined in the preamble.

                      (g) “Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with”, means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

                      (h) “Deposit Agreement” means that certain Deposit Agreement, dated September 24, 2010, by and among the Company and ACEC.

                      (i) “Equity Interests” means (i) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any Person, (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (iii) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

                      (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                      (k) “Exercise Period” is defined in Section 2.2.

                      (l) “Option” is defined in the recitals.

                      (m) “Parent” means Shanghai Zhong Rong Property Group, Ltd., a company organized under the laws of the People’s Republic of China.

                      (n) “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

                      (o) “Preferred Shares” is defined in the recitals.

                      (p) “SEC” is defined in the recitals.

                      (q) “Securities Act” is defined in the recitals.

                      (r) “Subscription Agreement” is defined in the recitals.

                      (s) “Subsidiary” means, with respect to any Person, (i) any corporation, partnership, limited liability company or other entity in which a majority of the Equity Interests having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions are at the time owned or Controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency), (ii) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (iii) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

                1.2 Construction.  In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the word “or” is inclusive; (d) references to Sections refer to Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; and (f) references in any Section or definition to any clause means such clause of such Section or definition.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
THE OPTION

                2.1 The Option.  The Company hereby grants to ACEC the Option on the terms and conditions set forth herein.  If the Option is exercised in accordance with Section 2.2, the Company shall, in accordance with the terms of this Agreement, sell, assign, transfer and deliver the Preferred Shares to ACEC in accordance with Section 2.2(b).

                2.2 Exercise.

                      (a)  The Option shall be exercisable in full and not in part by ACEC for a period beginning at the Closing (as defined under the Subscription Agreement) and ending at 5:00 p.m., Houston time on December 23, 2010 (the “Exercise Period”).  ACEC may exercise the Option during the Exercise Period by (i) providing to the Company during the Exercise Period written notice of exercise in accordance with Section 3.1 and (ii) delivering during the Exercise Period a cash payment of US$8,750,000 in immediately available funds to the Deposit Account (as defined in, and pursuant to instructions under, the Deposit Agreement) of the Company.

                      (b) Upon the valid exercise of the Option in accordance with Section 2.2(a), the Preferred Shares shall be deemed immediately issued and outstanding in the name of ACEC (or its permitted assignee) and the Company shall promptly issue and deliver to ACEC (or its permitted assignee) a stock certificate or certificates in definitive form, registered in the name of ACEC (or its permitted assignee), representing the Preferred Shares (or if such Preferred Shares have automatically converted to shares of Common Stock, such shares of Common Stock), bearing such restrictive legends as may be customarily required under United States securities laws.

                2.3 Termination.  If the Option is not exercised by ACEC in accordance with Section 2.2(a) within the Exercise Period, the Option shall automatically terminate, lapse and no longer be exercisable without any action by any Person.

ARTICLE III
MISCELLANEOUS

                3.1 Notices.  All notices, requests or consents provided for or required to be given to a party under this Agreement shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that either party may designate by written notice to the other party):

if to ACEC, to:

America Capital Energy Corporation
Chrysler Building
405 Lexington Ave., 65th Floor
New York, NY  10174
Phone: (212) 983-8316
Facsimile: (212) 983-8315
Attention: Richard B. Williams

                                                                with a copy to (which does not constitute notice):

Kane, Russell, Coleman & Logan P.C.
1601 Elm Street, Suite 3700
Dallas, TX  75201
Phone: (214) 777-4260
Facsimile: (214) 777-4299
Attention: Patrick Stark

If to Seller:

Crimson Exploration Inc.
717 Texas Avenue
Suite 2900
Houston, Texas 77002
Phone: (713) 236-7575
Facsimile: (713) 236-4575
Attention: E. Joseph Grady

with a copy to (which does not constitute notice):

Vinson & Elkins LLP
1001 Fannin Street Suite 3300
Houston, TX  77002
Phone: (713) 758-4592
Facsimile: (713) 615-5531
Attention:  T. Mark Kelly

Any such notice shall, (a) if delivered personally, be deemed received upon delivery, (b) if delivered by certified mail, be deemed received three business days after the date of deposit in the United States mail, and (c) if delivered by nationally recognized overnight delivery service, be deemed received the business day after the date of deposit with the nationally recognized delivery service.

                3.2 Assignment.  Neither the Company nor ACEC may assign or transfer any of its rights or obligations hereunder (including by operation of law or otherwise) except with the prior written consent of ACEC (in the case of the Company) or the Company (in the case of ACEC), as applicable; provided, however, that ACEC shall have the right to assign its rights or obligations hereunder to Parent without the consent of the Company.

                3.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

                3.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors, permitted assigns, permitted distributees and legal representatives.

                3.5 Third Party Beneficiaries.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement.

                3.6 Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

                3.7 Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                3.8 Amendment.  Notwithstanding anything to the contrary in this Agreement, this Agreement may only be amended, modified, supplemented or restated by a written instrument executed by each of the parties.

                3.9 No Waiver.  A waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations with respect to any obligation, covenant, agreement or condition in this Agreement is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party with respect to this Agreement.  Failure on the part of a party to insist upon strict compliance with any obligation, covenant, agreement or condition in this Agreement or to declare any person in breach or default, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to such obligation, covenant, agreement or condition until the applicable statute-of-limitations period has run.

                3.10 Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                3.11 Counterparts.  This Agreement may be executed in counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single agreement binding on the parties, notwithstanding that all parties are not signatories to the original or the same counterpart.  Any signature delivered by facsimile transmission or scanned and emailed transmission shall be deemed a valid and binding signature for all purposes hereof.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

CRIMSON EXPLORATION INC.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief Financial Officer

AMERICA CAPITAL ENERGY CORPORATION

By:	/s/ Ni Zhaoxing
Name:	Ni Zhaoxing
Title:	Chairman and Chief Executive Officer

Signature Page to
Option Agreement